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                                                                  EXHIBIT 21.1

                           SUBSIDIARIES OF THE COMPANY

Lincoln Memorial Life Insurance Company
Memorial Service Life Insurance Company
Wise & Associates, Inc.
Forever Network, Inc. (Formerly Forever Enterprises, Inc.)
Hollywood Forever, Inc.
Forever Memorial, Inc.
BDC Properties, Inc. (Now known as National Preneed Management Company) MWC Properties, Inc.
Forever Illinois, Inc.
Forever Georgia, Inc.
Texas Forever, Inc.